EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor and Media Inquiries (312) 553-6716

ANIXTER INTERNATIONAL INC.
REPORTS FIRST QUARTER NET INCOME OF $1.27 PER DILUTED SHARE
ON SALES OF $1.33 BILLION

GLENVIEW, IL, April 24, 2007 – Anixter International Inc. (NYSE: AXE), the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers (“OEMs”), today reported results for the quarter ended March 30, 2007.

First Quarter Highlights

•	Sales of $1.33 billion, including $33.6 million from the acquisitions of IMS, Inc. (“IMS”) in May 2006 and MFU Holdings S.p.A. (“MFU”) in October 2006, rose 24 percent compared to sales of $1.07 billion in the year ago quarter.

•	Quarterly operating income of $90.4 million reflected a 52 percent increase from the $59.6 million reported in the first quarter of 2006.

•	Net income in the quarter, inclusive of income of $3.4 million or 8 cents per diluted share primarily related to the settlement of certain income tax audits, increased 71 percent, to $53.6 million, or $1.27 per diluted share, from $31.3 million, or 74 cents per diluted share, in last year’s first quarter.

•	Cash flow from operations was $65.8 million as compared to $12.9 million in the year ago quarter.

Financial Highlights
(In millions, except per share amounts)

	Three Months Ended
	Mar. 30,	Mar. 31,	Percent
	2007	2006	Change
Net Sales	$1,328.7	$1,070.5	24%
Operating Income	$90.4	$59.6	52%
Net Income	$53.6	$31.3	71%
Diluted Earnings Per Share	$1.27	$0.74	72%
Diluted Weighted Shares	42.0	42.4	-1%

Robert Grubbs, President and CEO, stated, “We are pleased to note that the same trends that drove record performance in 2006 have remained largely intact through the first few months of the new year. At this time, all indications are that these trends will continue for the next few quarters. Assuming strong market conditions and continued success in our ongoing initiatives to expand our business, we should be in a position to have another very good year.

First Quarter Results

For the three-month period ended March 30, 2007, sales of $1.33 billion produced net income of $53.6 million, or $1.27 per diluted share. Included in the current year’s first quarter results were sales of $33.6 million from the acquisitions of IMS and MFU in May and October 2006, respectively. Also included in this year’s first quarter is income of $3.4 million or 8 cents per diluted share primarily related to the settlement of certain income tax audits. In the prior year period, sales of $1.07 billion generated net income of $31.3 million, or 74 cents per diluted share.

Operating income in the first quarter increased 52 percent to $90.4 million as compared to $59.6 million in the year ago quarter. For the latest quarter, operating margins were 6.8 percent compared to 5.6 percent in the first quarter of 2006.

First Quarter Sales Trends

Commenting on first quarter sales trends, Grubbs said, “Sales in the first quarter grew at a year-over-year organic rate of 19 percent after adjusting for the IMS and MFU acquisitions as well as the favorable foreign exchange impact of $25.9 million on first quarter 2007 sales. This organic growth clearly exceeded our target of 8 to 12 percent as we once again saw very strong customer demand across a broad mix of end markets.”

Grubbs continued, “The factors driving our organic growth were consistent with those we have seen during the past year. In the most recent quarter, we again saw strong larger project business, particularly as it relates to data center builds in the enterprise cabling market and energy / natural resources customers within the electrical wire & cable market. At the same time, we have continued to experience strong growth in the security and OEM markets. Lastly, higher copper prices continued to contribute to our organic growth in the most recent quarter, with market-based copper prices averaging approximately $2.71 per pound during the quarter compared to $2.25 per pound in the year ago first quarter and $3.20 per pound in the fourth quarter of 2006. We estimate that the higher copper prices accounted for approximately $35.0 million of our year-on-year quarterly increase in sales within the electrical wire & cable market. Excluding the impact of copper prices, the IMS and MFU acquisitions and foreign exchange, however, we were still able to grow company-wide sales by 15 percent over the prior year first quarter.”

“Specifically, in North America we saw year-over-year sales grow by 19 percent to $927.0 million in the most recent quarter,” commented Grubbs. “In addition to strong end-market demand, North American sales were up $12.2 million due to the acquisition of IMS and an estimated $31.4 million due to higher copper prices. Foreign exchange had a negative impact of $1.3 million. In Europe, we saw sales climb by 39 percent versus the year ago quarter, of which $26.4 million was due to exchange rate differences, $21.4 million was due to the acquisition of MFU at the end of October 2006 and $3.6 million was due to higher copper prices in the electrical wire & cable business. Taking out exchange rate differences, acquisitions and copper effects, sales in Europe still grew organically by 16 percent as compared to the year ago quarter.”

“In the emerging markets of Latin America and Asia Pacific, we saw a 34 percent increase in year-on-year sales, with a favorable impact of $0.8 million from currency exchange rate effects. Growth was particularly strong in Asia Pacific, which posted year-on-year growth of nearly 80 percent,” continued Grubbs.

First Quarter Operating Results

“As a result of very strong sales growth, first quarter operating margins were 6.8 percent as compared to 5.6 percent in the year ago period,” said Grubbs. “In North America, the 19 percent sales growth drove an improvement in operating leverage, which generated operating margins of 7.6 percent compared to 6.0 percent in the prior year first quarter. While strong market conditions and market share gains were the primary drivers of the sales growth and improved profitability, copper prices also contributed to first quarter operating results. Specifically, copper prices added an estimated $31.4 million to North American electrical wire & cable sales, which added an estimated $5.6 million to first quarter operating income as compared to the year ago quarter.”

Grubbs added, “In Europe, operating margins in the most recent quarter were 4.6 percent as compared to 3.4 percent in the year ago quarter. This significant improvement in operating margins reflects the operating leverage we gained as a result of strong organic sales growth and the acquisition of MFU. Operating income in the quarter was, however, negatively impacted by copper price changes. While year-on-year increases in copper prices added to sales in Europe, the first quarter short-term drop in copper prices reduced gross profit and operating income by $0.7 million. This reduced operating margins by 28 basis points. We were again encouraged by the results in the most recent quarter as well as the near term outlook for our business in Europe.”

“First quarter operating margins in the emerging markets were 5.7 percent as compared to 7.4 percent in the year ago quarter. The year ago first quarter benefited from a gain of $2.2 million related to a favorable sales tax settlement and, after excluding this gain, the year ago operating margins were 4.3 percent. Continued sales growth throughout these markets once again allowed us to achieve better leveraging of infrastructure costs that resulted in improved operating margins,” added Grubbs.

Cash Flow and Leverage

“In the first quarter we generated cash from operations of $65.8 million as compared to $12.9 million in the year ago quarter,” said Dennis Letham, Senior Vice President-Finance. “In anticipation of continued positive cash flow and in order to improve the effectiveness of our capital structure, we completed two important capital structure transactions during the quarter. We repurchased a total of 3 million shares, or approximately 7.6 percent of our outstanding shares, at an average price of $54.23 per share. To finance this repurchase the Company sold $300 million, principal amount, of 1% Convertible Senior Notes, that mature in 2013.”

“As a result of these capital structure transactions our debt-to-total capital ratio at the end of the first quarter has increased to 52.5 percent as compared to 45.7 percent at the end of 2006. For the first quarter our weighted-average cost of borrowed capital was 4.8 percent, however, compared to 5.2 percent in the year ago quarter. At the end of the first quarter, 80 percent of our total borrowings of $950.9 million were fixed, either by the terms of the borrowing agreements or through hedging arrangements. We also had $233.3 million of available, unused credit facilities at March 30, 2007, which provides us with the resources to support continued strong organic growth and to pursue other strategic alternatives, such as acquisitions, in the coming quarters.”

Business Outlook

Grubbs concluded, “2007 is off to a good start as most of the same underlying trends that generated record performance in 2006 continue to drive the business. If the underlying market fundamentals remain healthy and we continue to make solid progress on our strategic initiatives to build our security and OEM business, add to our supply chain services offering, expand the geographic presence of our electrical wire & cable business, and expand our product offering, 2007 has the potential to be another very strong year.”

“As we move into the next three quarters of 2007, we will be measuring our progress against three comparatively stronger quarters of performance that will have the effect of slowing the year-over-year reported rates of sales and earnings growth. Nonetheless, we believe that the current market conditions will allow us to continue growing organic sales in line with our stated goal of 8 to 12 percent. It is our expectation that sales growth at these rates will enable us to continue achieving better operating leverage over time.”

First Quarter Earnings Report

Anixter will report results for the 2007 first quarter on Tuesday, April 24, 2007, and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 350,000 products and over $900 million in inventory, 3) 220 warehouses with more than 5.5 million square feet of space, and 4) locations in 247 cities in 49 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.
Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	13 Weeks Ended
	March 30,	March 31,
(In millions, except per share amounts)	2007	2006
Net sales	$1,328.7	$
			1,070.5
Cost of goods sold	1,010.3		813.3

Gross profit	318.4		257.2
Operating expenses	226.1		196.7
Amortization of intangibles	1.9		0.9

Operating income	90.4		59.6
Interest expense	(10.9)		(8.5)
Other, net	0.7		(0.1)
Income before income taxes	80.2		51.0
Income tax expense	26.6		19.7

Net income	$53.6	$
	========================		31.3

Net income per share:
Basic	$1.42	$
			0.81
Diluted	$1.27	$
			0.74
Average shares outstanding:
Basic	37.8		38.7
Diluted	42.0		42.4
Geographic Segments
Net sales:
North America	$927.0	$
			778.8
Europe	305.1		219.4
Asia Pacific and Latin America	96.6		72.3
	$1,328.7	$
	========================		1,070.5

Operating income:
North America	$70.8	$
			46.9
Europe	14.0		7.4
Asia Pacific and Latin America	5.6		5.3
	$90.4	$
	========================		59.6

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets
	March 30,		December 29,
(In millions)	2007		2006
Assets
Cash and cash equivalents	$		$
		45.5		50.9
Accounts receivable, net		1,037.4		1,016.1
Inventories		947.9		904.9
Deferred income taxes		36.3		32.0
Other current assets		19.8		16.4

Total current assets		2,086.9		2,020.3
Property and equipment, net		65.2		62.0
Goodwill		382.5		364.8
Other assets		156.0		119.1

		$2,690.6		$2,566.2

Liabilities and Stockholders’ Equity
Accounts payable	$		$
		613.3		506.8
Accrued expenses		162.7		203.4
Short-term debt		93.7		212.3
Total current liabilities		869.7		922.5
1.0% convertible senior notes		300.0		—
5.95% senior notes		200.0		200.0
Revolving lines of credit and other		197.1		238.2
3.25% zero coupon convertible notes		160.1		158.8
Other liabilities		103.9		84.7

Total liabilities		1,830.8		1,604.2
Stockholders’ equity		859.8		962.0
		$2,690.6		$2,566.2